Exhibit 3.1(vii)

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
                                        Entity #
                                        E0106752005-5
                                        Document Number
                                        20050130308-82
                                        Date Filed:
                                        4/18/2005 10:45:45 AM
                                        In the office of
                                        Dean Heller
                                        Secretary of State
Articles of Merger
(Pursuant to NRS 92A.200)

1. Name of merging entity          BIO-THRUST, INC.
                              UTAH, CORPORATION

                              and,

   Name of surviving entity        EASY GOLF CORPORATION
                              NEVADA, CORPORATION
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2.  N/A

3. The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200)

4.  Owners approval

     The plan was approved by the required consent of the owners of:

BIO-THRUST, INC., name of merging entity

and

EASY GOLF CORPORATION, name of surviving entity
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5.  N/A

6.  Location of Plan of Merger:

    The entire plan of merger is attached as Exhibit A.

7.  Effective date:  When Articles of Merger accepted by both Nevada and Utah.

8.  Signatures.

BIO-THRUST, INC., name of merging entity

/s/John Michael Coombs, President 4/11/05

EASY GOLF CORPORATION, name of surviving entity

/s/John Michael Coombs, President 4/11/05

                   AGREEMENT AND PLAN OF MERGER

                                of

                         BIO-THRUST, INC.
         (a Utah corporation and the parent corporation)

                          with and into

                      EASY GOLF CORPORATION
        (a Nevada corporation and wholly owned subsidiary)


          THIS AGREEMENT AND PLAN OF MERGER entered into this 11th day of April, 2005, by and between BIO-THRUST, INC., a Utah corporation ("BIO-THRUST"), and EASY GOLF CORPORATION, a Nevada corporation and wholly owned subsidiary of the former ("EASY GOLF").

                           WITNESSETH

          WHEREAS, BIO-THRUST is a corporation which is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has, and will have as of the Effective Time (hereinafter defined), authorized capital stock consisting of one hundred and fifty million (150,000,000) shares of Common Capital Stock having a par value of $0.0001 per share ("BIO-THRUST Common Stock"), of which, at present, 42,210,410 shares are issued and outstanding;

          WHEREAS, EASY GOLF is a recently formed corporation which is duly organized, validly existing and in good standing under of laws of the jurisdiction of its incorporation with one of the same directors and officers as that of BIO-THRUST, and it has, and will have, as of the Effective Time (hereinafter defined), authorized capital stock consisting of fifty million (50,000,000) shares of Common Stock having a par value of $0.001 per share ("EASY GOLF Common Stock"), of which, at present, there are but one hundred
(100) shares issued and outstanding, all of which are owned and held by BIO-THRUST, its parent corporation;

          WHEREAS, BIO-THRUST desires to change its domicile to the State of Nevada;

          WHEREAS, a change of domicile, form or identity of a corporation is considered a tax-free exchange under Section 368(a)(1)(F) of the Internal Revenue Code, as amended, and can be accomplished through a merger by and between a parent corporation and its subsidiary;

          WHEREAS, BIO-THRUST has caused EASY GOLF to be formed as its wholly owned subsidiary under the laws of the State of Nevada solely to effect such change of domicile, form or identity;

          WHEREAS, the laws of the State of Utah, specifically, Utah Code Ann. Section 16-10a-1104, allows a parent corporation to merge with and into its subsidiary and Utah Code Ann. Section 16-10a-1107 allows a domestic corporation to merge with and into a foreign corporation;

          WHEREAS, the laws of the State of Nevada, specifically, Nevada Revised Statutes (NRS) Section 78.451 through Section 78.466, allow a foreign parent corporation to merge with and into a domestic subsidiary corporation;

          WHEREAS, the laws of the State of Utah require approval of this type of merger transaction by a majority of the stockholders of BIO-THRUST and whereas Utah law further requires giving dissenters' rights of appraisal in this instance; and

          WHEREAS, the Boards of Directors of BIO-THRUST and EASY GOLF have adopted resolutions declaring advisable the proposed merger of BIO-THRUST into and with EASY GOLF upon the terms and conditions hereinafter set forth and WHEREAS the Boards of Directors of both BIO-THRUST and EASY GOLF have, by resolution, unanimously adopted and approved this Agreement and Plan of Merger and directed that it be submitted to each corporation's respective Shareholders, all in accordance with the applicable laws of the State of Utah as well as the State of Nevada,

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and pursuant to applicable statutes, BIO-THRUST and EASY GOLF hereby agree that BIO-THRUST shall be merged with and into EASY GOLF and EASY GOLF shall be and become the "Surviving Corporation" in the manner herein provided, more specifically, as follows:

                           ARTICLE I
                           THE MERGER

     1.1 Merger. Subject to the conditions hereinafter set forth, at the Effective Time, as defined in Section 4.3 hereof, BIO-THRUST shall be merged with and into EASY GOLF, a wholly-owned subsidiary of the former, which shall be the surviving corporation, and EASY GOLF, at such time, shall merge BIO-THRUST with and into it. The corporate existence of EASY GOLF, with all its purposes, powers, and objects shall continue unaffected and unimpaired by the merger, and EASY GOLF, as it shall be constituted after the Effective Time, will be and is herein called the "Surviving Corporation." The separate corporate existence of BIO-THRUST shall cease at the Effective Time, and thereupon BIO-THRUST and EASY GOLF shall be a single corporation which shall be EASY GOLF, and which shall be and continue as a Nevada corporation subject to and governed by the laws of the State of Nevada.

     1.2 Rights and Property of Surviving Corporation. From and after the Effective Time, EASY GOLF, as the Surviving Corporation, shall continue to possess all of the rights, privileges, powers, franchises and licenses and all of the interests in and to every type of property (real, personal and mixed) and choses in action possessed by EASY GOLF immediately prior to the Effective Time and without further act or deed shall succeed to and possess all of the rights, privileges, powers, franchises and licenses and all of the interests in and to every type of property (real, personal and mixed) and choses in action possessed by BIO-THRUST immediately prior to the Effective Time, in the same manner and to the same extent as if such rights, privileges, powers, franchises, licenses and interests were held or enjoyed by EASY GOLF immediately prior to the Effective Time.

     1.3  Liabilities and Obligations of Surviving Corporation.   From and
after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all of the restrictions, disabilities and duties of BIO-THRUST; and all the rights, privileges, powers and franchises of BIO-THRUST, and all property, real, personal and mixed, and all debts due to BIO-THRUST on whatever account, as well for stock subscriptions as all other things in action or belonging to BIO-THRUST shall belong to and become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they were of BIO-THRUST, and the title to any real estate or other property, including any intellectual property acquired by agreement, vested by deed or otherwise in BIO-THRUST shall not revert or be in any way impaired by reason of this Plan; but all rights of creditors and all liens upon any property of BIO-THRUST shall be preserved unimpaired, and all debts, liabilities and duties of BIO-THRUST shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, subject, of course, to whatever defenses in law or equity BIO-THRUST has had or would have had. Specifically, but not by way of limitation, any action or proceeding whether civil, criminal or administrative, pending by or against BIO-THRUST, shall be prosecuted as if this Plan had not taken place, or the Surviving Corporation may be substituted in any such action or proceeding.

     From and after the Effective Time, EASY GOLF, as the Surviving Corporation, shall continue to be subject to all of the debts, liabilities, restrictions, disabilities and duties to which BIO-THRUST was subject immediately prior to the Effective Time and EASY GOLF shall otherwise be and become subject to all of the debts, liabilities, restrictions, disabilities and duties to which BIO-THRUST was subject immediately prior to the Effective Time in the same manner as if EASY GOLF had itself incurred them. All rights of creditors and liens or encumbrances of any kind upon any of the property of BIO-THRUST shall be preserved unimpaired and the same shall inhere in and become those of EASY GOLF (subject, of course, to whatever defenses in law or equity BIO-THRUST has had or would have had). The effect of the merger shall be that effect provided for in Utah Code Ann. Section 16-10a-1106 titled Effect of merger or share exchange, and NRS Section 92A.250 titled Effect of merger or exchange.

     All corporate acts, plans, policies, contracts, approvals and authorizations of BIO-THRUST and its stockholders, board of directors, committees, elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to BIO-THRUST.

     1.4 Books and Records. The assets, liabilities, reserves and accounts of BIO-THRUST shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of BIO-THRUST, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Plan.

     1.5 Rights of Shareholders. Shareholders of both corporations shall be afforded all rights, privileges and obligations contained within the Utah Revised Business Corporations Act and the Nevada Revised Statutes as such laws relate to a merger between a parent corporation and its subsidiary and when the subsidiary is to become the Survivor. Shareholders of both corporations shall also be afforded all rights, privileges and obligations contained within the Utah Revised Business Corporations Act and the Nevada Revised Statutes as such laws relate to a merger between a domestic corporation and its foreign subsidiary and when the subsidiary is to become the Survivor.

     1.6 Further Actions or Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or right of BIO-THRUST acquired or to be acquired by reason of, or as a result of, the merger, BIO-THRUST and its proper officers and directors will execute and deliver all such proper deeds, assignments and assurances required by law and do all things necessary and proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the intent and purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are and will be fully authorized in the name of BIO-THRUST or otherwise to take any and all such actions.

                           ARTICLE II
               ARTICLES OF INCORPORATION; BYLAWS;
                  BOARD OF DIRECTORS; OFFICERS

     2.1 Articles of Incorporation. The Articles of Incorporation of EASY GOLF as in effect at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation until the same shall be amended as provided by law.

     2.2  Bylaws.  The Bylaws of EASY GOLF as in effect at the Effective
Time shall become the Bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed as provided by law.

     2.3 Directors and Officers. From and after the Effective Time, the directors and officers of EASY GOLF shall continue to serve as the directors and officers of the Surviving Corporation, each to serve until his or her respective successor shall have been duly elected and qualified. Its single director and officer is also a director and officer of BIO-THRUST.

                          ARTICLE III
                      CONVERSION OF SHARES

     3.1 Conversion of Shares. Each twelve (12) shares of Common Stock of BIO-THRUST outstanding immediately prior to the Effective Time shall thereupon automatically and without any further act on the part of the holders thereof, be converted and convertible, at the Effective Time, into and become one (1) share of EASY GOLF Common Stock. At the Effective Time, such shares so converted shall constitute all of the then issued and outstanding shares of Common Stock of the Surviving Corporation. Accordingly, at and upon the Effective Time, every stockholder of BIO-THRUST shall be entitled to one (1) share of EASY GOLF for each twelve (12) shares of BIO-THRUST he or she owns, the result of which shall be, upon the Effective Time, that EASY GOLF shall have approximately 3,517,534 shares of common capital shares issued and outstanding or one-twelfth as many shares issued and outstanding as had been issued and outstanding in BIO-THRUST immediately prior to the Effective Time. In the event that fractional shares are created by the conversion ratio, shares of EASY GOLF to be issued shall be rounded up to the next nearest share. This will likely make the figure of then-issued and outstanding shares slightly higher than 3,517,534.

     3.2 Exchange of Certificates. After the Effective Time, all holders of shares of BIO-THRUST Common Stock shall promptly surrender them to EASY GOLF's duly appointed transfer agent, Fidelity Transfer Company located at 1800 South West Temple Street, Suite 301, Salt Lake City, Utah 84115, in such a manner as EASY GOLF shall legally require. Those shareholders submitting shares for transfer and registration shall be required to pay all charges therefor on his or her own. Upon receipt of said share certificate(s) and the appropriate fees, EASY GOLF's transfer agent shall issue, in exchange therefor, a certificate or certificates for shares of EASY GOLF Common Stock representing the number of shares of such stock to which such holder shall be entitled as hereinabove set forth.

     3.3 Cancellation of Pre-Merger EASY GOLF Common Stock. At and after the Effective Time, the one hundred (100) shares of EASY GOLF Common stock currently owned and held by BIO-THRUST by book entry will be canceled on EASY GOLF's books and records.

                           ARTICLE IV
                     CONSUMMATION OF MERGER

     4.1 Filing of Merger Documents. Subject to the terms and conditions hereof, as soon as practicable, EASY GOLF and BIO-THRUST shall execute and file all such certificates and other documents relating to the merger as are required to be filed under the laws of the States of Nevada and Utah to effectuate the merger and shall promptly take all such other action necessary to fully and completely effectuate the merger.

     4.2 Required Vote. The vote for approval of the principal terms of the merger contemplated by this Agreement shall be by unanimous vote of the holders of the issued and outstanding shares of stock of EASY GOLF. The Plan must also be adopted or approved by persons owning a majority of the shares of BIO-THRUST. Since BIO-THRUST owns all of the issued and outstanding shares of EASY GOLF, BIO-THRUST's Board of Directors will unanimously vote its EASY GOLF shares in favor of the Plan. Shareholders of BIO-THRUST shall be given such written notice of a shareholders' meeting or of written consents of a majority of its shareholders as required by law.

     4.3 Effective Time. The merger shall become effective at the time Articles of Merger are duly filed with, accepted and stamped by the Secretary of State of the State of Nevada and the same are similarly filed with, accepted and stamped by the Division of Corporations of the State of Utah.

     4.4 Termination. Any party may terminate this Agreement at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Nevada, notwithstanding prior approval by the shareholders of either party.

     4.5 Modification of Amendment of Agreement. At any time prior to the Effective Time, the parties hereto may, by written agreement approved by their respective Boards of Directors, amend, modify or waive compliance with any of the conditions, covenants or provisions of this Agreement.

     4.6 Principal Offices After Consummation of the Merger. An office of the Surviving Corporation shall be maintained at the following: c/o John Michael Coombs, Esq., c/o MABEY & COOMBS, L.C., 3098 South Highland Drive, Suite 323, Salt Lake City, Utah 84106-6001, phone number (801) 467-2021, fax no. (801) 467-3256. The Surviving Corporation shall also maintain an office in the State of Nevada at the following: EASY GOLF CORPORATION, c/o State Agent and Transfer Syndicate, Inc., Attn: John A. "Jed" Block, 202 North Curry Street, Suite 100, Carson City, Nevada 89703-4121.

                           ARTICLE V
                         MISCELLANEOUS

     5.1 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which collectively shall constitute but one and the same instrument.

     5.2 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended and shall not be considered for any purpose in construing this Agreement.

     5.3 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the States of Nevada and Utah.

     5.4 Integration. This Agreement and Plan constitutes the complete agreement and understanding between the parties hereto and supersedes any prior or contemporaneous understandings of any kind or nature and may only be modified in a writing duly subscribed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              BIO-THRUST, INC.,
                                   a Utah corporation



                              By/s/George J. Cayia
                                 George J. Cayias
                                 Its:  Vice President
Attest:


/s/Dorothy C. Coombs
Dorothy C. Coombs
Its:  Secretary/Treasurer
                              EASY GOLF CORPORATION,
                                   a Nevada corporation



                              By/s/John Michael Coombs
                                 John Michael Coombs
                                 Its:  President and Chairman of the
Board
Witness:


/s/Dorothy C. Coombs

State of Utah
Department of Commerce

                Articles of Merger/Share Exchange

                         BIO-THRUST, INC.
                  the non-surviving corporation

                               into

                      EASY GOLF CORPORATION
                    the surviving corporation

                ARTICLE I - Surviving Corporation

Section 1. The name of the corporation surviving the merger is EASY GOLF CORPORATION and such name has be changed as a result of the merger.

Section 2. The surviving corporation is a foreign corporation incorporated under the laws of the State of Nevada and not qualified to do business in Utah.

              ARTICLE II - Non-surviving Corporation

The name, state of incorporation, and date incorporation or qualification respectively, of each Utah domestic corporation and Utah qualified foreign corporation, other than the survivor, which is party to the merger are as follows:

BIO-THRUST, INC.
Utah corporation, incorporated on April 2, 2004

          ARTICLE III - PLAN OF MERGER OR SHARE EXCHANGE

The Plan of Merger or Share Exchange, containing such information as required by Utah Code 16-10a-1101, is set forth in "Exhibit A," attached hereto and made a part hereof.

 ARTICLE IV - MANNER OF ADOPTION & VOTE OF SURVIVING CORPORATION

Vote of shareholders

Designation of each voting group             Common
Number of outstanding shares                   100
Number of votes entitled to be cast            100
Number of votes represented at meeting         100
Shares voted in favor                          100
Shares voted against                             0

ARTICLE V - MANNER OF ADOPTION & VOTE OF NON-SURVIVING CORPORATION

Vote of Shareholders

Designation of each voting group             Common
Number of outstanding shares                 42,210,410
Number of votes entitled to be cast          42,210,410
Number of votes represented at meeting       35,000,000
Shares voted in favor                        35,000,000
Shares voted against                                  0

In Witness Whereof, the undersigned being the President and Chairman of the Board of the surviving corporation executes these Articles of Merger/Share Exchange and verifies, subject to penalties of perjury that the statements contained herein are true, this 22 day of April, 2005.

/s/John Michael Coombs